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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Post-Effective Amendment No. 12 to the Registration Statement on Form N-6 ("Registration Statement") (File No. 333-19521) of our reports dated February 20, 2004, relating to the financial statements and financial highlights of the State Farm Life Insurance Company Variable Life Separate Account and the financial statements of the State Farm Life Insurance Company, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
April 28, 2004